Exhibit 10.2

ROVI CORPORATION

AMENDED AND RESTATED EXECUTIVE SEVERANCE AND ARBITRATION AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE SEVERANCE AND ARBITRATION AGREEMENT (the “Agreement”) is made and entered into as of December 14, 2011 by and between Rovi Corporation, a Delaware corporation (the “Company”) and Thomas Carson (“Executive”). This Agreement amends and restates in its entirety that certain Executive Severance and Arbitration Agreement between the parties dated as of December 21, 2009 in connection with Executive’s commencement of employment as the Company’s Chief Executive Officer.

WHEREAS, the Board of Directors (the “Board”) of the Company has recommended and authorized the Company to enter into this Agreement with Executive in connection with his employment as the Company’s Chief Executive Officer;

NOW, THEREFORE, the Company and Executive agree as follows:

1.	Payment of Severance Benefits.

(a) Termination for Cause; Resignation without Good Reason. If, at any time, Executive resigns his employment without Good Reason (as defined herein), or if the Company terminates Executive’s employment for Cause (as defined herein), or if either party terminates Executive’s employment as a result of Executive’s death or disability, Executive will receive his base salary accrued through Executive’s last day of employment. In either of these events, Executive will not be entitled to any other form of compensation from the Company, including any severance benefits.

(b) Termination without Cause; Resignation for Good Reason. If, at any time, the Company terminates Executive’s employment without Cause, and other than as a result of Executive’s death or disability, or Executive resigns for Good Reason, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Executive’s obligations below, Executive shall be entitled to receive the following (collectively, the “Severance Benefits”):

(i)	An amount equal to twelve months of Executive’s then current (as of the termination date) base salary, less all applicable withholdings and deductions, paid over such twelve-month period on the schedule described below (the “Salary Continuation”);

(ii)

An amount equal to Executive’s target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses) for the year in which Executive’s termination occurs, payable in a lump-sum, less applicable deductions and withholdings, on the 60th day following Executive’s Separation from Service.

(iii)	Acceleration of the vesting of Stock Awards (as defined in Section 3), other than Performance-Based Vesting Shares (as defined in Section 3) and future grants of similar performance-based vesting shares, held by Executive as of the date of termination as to the number of shares that would have vested in accordance with the applicable vesting schedule as if Executive had been in service for an additional twelve months; and

(iv)	Welfare Benefits in accordance with Section 2 (including 2(c)).

(c) Change of Control. In the event that a Change in Control (as hereinafter defined) occurs and, within the period beginning ninety (90) days before the date of the Change in Control and ending twelve (12) months thereafter, (a) Executive’s employment is terminated by the Company or a Subsidiary (as hereinafter defined) without Cause (as hereinafter defined), other than as a result of Executive’s death or disability, or (b) Executive voluntarily terminates his/her employment with Company and its Subsidiaries with Good Reason (as hereinafter defined), and provided such termination constitutes a Separation from Service, then, in addition to the Severance Benefits set forth in Section 1(b) above, Executive will also receive (subject to Executive’s satisfaction of the conditions to receiving the Severance Benefits), the following additional severance benefits:

(i)	The acceleration of all Stock Awards in accordance with Section 3; and

(ii)

An amount equal to Executive’s target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses) for the year in which Executive’s termination occurs, payable in a lump-sum, less applicable deductions and withholdings, on the 60th day following Executive’s Separation from Service.

For clarity, transfer of Executive’s employment from the Company to a Subsidiary (or to an entity of which the Company is a Subsidiary) or from a Subsidiary to the Company or to another Subsidiary (or to an entity of which the Company is a Subsidiary), by itself shall not be considered a termination of Executive’s employment. Additionally, under this Section 1(c), the Salary Continuation shall be at the level of Executive’s regular base pay in effect ninety (90) days before the time of the Change in Control or at the time of the termination of Executive’s employment, whichever is greater. The Company shall pay such severance pay during the twelve (12) month period immediately following the date on which Executive’s employment with the Company terminates; provided, however, that, if Executive commences within such twelve (12) month period new employment with compensation that is substantially comparable to such severance pay, such severance pay shall cease on the later of (i) the date six (6) months after Executive’s employment with the Company terminates or (ii) the date Executive commences new employment.

(d) “Change in Control” means any of the following events: (i) any “person” or “group” (as defined in or pursuant to Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of the Company), of securities of the Company representing 50% or more of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors; (ii) the Company sells or exchanges, through merger, assignment or otherwise, in one or more transactions, other than in the ordinary course of business, assets which provided at least seventy percent (70%) of the revenues or pre-tax net income of the Company and its Subsidiaries on a consolidated basis during the most recently completed fiscal year; or (iii) Continuing Directors cease to constitute at least a majority of the Board. “Continuing Directors” are (A) each director serving on the Board on November 1, 2011, and (B) any successor to any such director whose nomination or selection was approved by a majority of the directors in office at the time of the director’s nomination or selection. Notwithstanding the foregoing, the following events shall not constitute a Change in Control: any acquisition of beneficial ownership pursuant to (i) a reclassification, however effected, of the Company’s authorized common stock, or (ii) a corporate reorganization involving the Company or a Subsidiary which does not result in a material change in the ultimate ownership by the stockholders of the Company (through their ownership of the Company or its successor resulting from the reorganization) of the assets of the Company and its Subsidiaries, but only if such reclassification or reorganization has been approved by the Board.

(e) “Cause” means the occurrence of any one or more of the following: (i) conviction of any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or a Subsidiary; (ii) engaging in a fraudulent act to the material damage or prejudice of the Company or a Subsidiary or engaging in conduct or activities materially damaging to the property, business or reputation of the Company or a Subsidiary; (iii) failure to comply in any material respect with the terms of any applicable employment agreement or any written policies or directives of the Board which have an immediate and materially adverse effect on the Company or a Subsidiary and which has not been corrected within 30 days after written notice from the Company of such failure; (iv) any material act or omission involving malfeasance or negligence in the performance of employment duties which has an immediate and materially adverse effect on the Company or a Subsidiary and which has not been corrected within 30 days after written notice from the Company; or (v) material breach of any other agreement with the Company, which has an immediate and materially adverse effect on the Company or a Subsidiary and which has not been cured within 30 days after written notice from the Company of such breach.

(f) “Good Reason” means the occurrence of any of the following without the Executive’s consent: (i) a material diminution in the Executive’s authority, duties or responsibilities, or the assignment to the Executive of any duties or responsibilities that are inconsistent with the Executive’s authority, duties or responsibilities; (ii) a material diminution in the Executive’s base salary; or (iii) a relocation of the Executive’s principal place of employment to a new work site requiring an increase in one-way commute from Executive’s residence of more than thirty-five (35) miles. Within 90 days of the initial occurrence of any of the events listed in this section, Executive must provide written notice to the Company of the occurrence of the event, and the Company shall have 30 days following receipt of such notice during which it may remedy the condition. If the Company fails to remedy the condition within such 30 day period, Executive must resign Executive’s employment with the Company within 30 days after the end of such period. If Executive fails to give such notice within the 90 day period or the Company remedies the condition within the 30 day period or Executive fails to resign Executive’s employment within the 30 day period following the end of the Company’s remedy period during which the condition is not remedied, the occurrence of such event shall not constitute “Good Reason.”

(g) “Subsidiary” means (i) any corporation, foreign or domestic, in which the Company directly or indirectly owns 50% or more of the issued and outstanding voting stock on an “as converted basis” or (ii) any partnership, foreign or domestic, in which the Company owns a direct or indirect interest equal to 50% or more of the outstanding equity interests.

(h) The Severance Benefits are conditional upon (a) Executive continuing to comply with Executive’s obligations under his Proprietary Information, Inventions and Ethics Agreement during the period of time in which Executive is receiving the Severance Benefits; (b) Executive delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following Executive’s Separation from Service; and (c) Executive’s resignation from the Board, to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board). The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of Executive’s Separation from Service; provided, however, that no payments will be made prior to the 60th day following Executive’s Separation from Service. On the 60th day following Executive’s Separation from Service, the Company will pay Executive in a lump sum the Salary Continuation that Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A of the Code and the effectiveness of the release, with the balance of the Salary Continuation being paid as originally scheduled.

2.	Welfare Benefits.

(a) During the period that Company is obligated to pay Executive severance pay pursuant to Section 1(a) above, or, if sooner, until Executive is entitled to Welfare Benefits (as defined below) under any plan maintained by any entity employing Executive after Executive’s employment with the Company terminates that is substantially comparable in benefits provided, Company shall provide to Executive (and his/her spouse and other qualified dependents) all Welfare Benefits that Company provided to Executive (and his/her spouse and qualified dependents) immediately prior to Executive’s termination date. For purposes of this Agreement, the term “Welfare Benefits” shall include, without limitation, all life, dental, health, accident and disability benefit plans, other similar welfare plans, and any equivalent successor policy, plan, program or arrangement that may now exist or be adopted hereafter by the Company or a Subsidiary. Notwithstanding the foregoing, with respect to any Welfare Benefits provided through an insurance policy, the Company’s obligation to provide such Welfare Benefits following Executive’s termination date shall be limited by the terms of such policy; provided, however, that (i) the Company shall make reasonable efforts to amend such policy to provide the continued coverage described in this Section 2(a) and (ii) if such policy is not amended to provide the continued benefits described in this Section 2(a), the Company shall pay Executive’s cost of comparable replacement coverage.

(b) If prior to Executive’s termination date Executive was required to contribute towards the cost of a Welfare Benefit as a condition of receiving such Welfare Benefit, the Executive may be required to continue contributing towards the cost of such Welfare Benefit under the same terms and conditions as applied to the Executive immediately prior to the Change in Control in order to receive such Welfare Benefit.

(c) In the event that Company is required to provide continuation of medical insurance coverage under COBRA (as defined below), then subject to Executive’s timely election of continued medical insurance coverage in accordance with the applicable provisions of state and federal law (commonly referred to as “COBRA”), the Company will pay Executive’s COBRA premium payments sufficient to continue Executive’s group coverage at its then current level (including dependant coverage, if applicable) (the “COBRA Payments”) until the earlier of (1) the duration of the period in which Executive and Executive’s eligible dependents are enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan) and (2) twelve months following the date of Separation from Service (the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the COBRA Payments without violating the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company instead shall provide Executive with taxable monthly payments in an amount equal to the monthly COBRA premium (including the premium amount for covered dependents, if any) that Executive would be required to pay to continue Executive’s group health coverage, reduced by applicable tax withholdings, for the remainder of the COBRA Payment Period.

(d) During the period that Company is obligated to pay Executive severance pay pursuant to Section 1(a) above, Company shall provide to Executive up to twenty-five thousand dollars ($25,000) of outplacement assistance benefits by a reputable provider at a location to be determined by Executive.

3.	Equity Compensation; Change in Control.

The Company has granted Executive options to purchase Company common stock that are currently outstanding, but not yet exercisable in whole or in part. Additionally, the Company has granted

Executive restricted shares of Company common stock that have not yet vested and become nonforfeitable. The Company may grant Executive additional stock options, restricted stock or other forms of equity compensation in the future. The currently outstanding stock options, restricted stock, Time-Based Vesting Shares (as defined in Executive’s offer letter to become Chief Executive Officer), Performance-Based Vesting Shares (as defined in Executive’s offer letter to become Chief Executive Officer), and any future equity compensation Company grants to Executive are hereinafter referred to as the “Stock Awards.” Notwithstanding the provisions of any agreement(s) pursuant to which the Stock Awards are granted, in the event that a Change in Control occurs and, within the period beginning ninety (90) days before the date of the Change in Control and ending twelve (12) months thereafter, (a) Executive’s employment is terminated by the Company or a Subsidiary without Cause or (b) Executive voluntarily terminates his employment with Company and its Subsidiaries with Good Reason, then on the last day of Executive’s employment with the Company and its Subsidiaries, all of the Stock Awards held by Executive shall become fully vested and exercisable.

4.	Other Employee Benefits.

The benefits provided to Executive hereunder shall not be affected by or reduced because of any other benefits (including, but not limited to, salary, bonus, pension, stock option or stock purchase plan) to which Executive may be entitled by reason of his employment with the Company or any Subsidiary thereof or the termination of his employment with the Company, and no other such benefit by reason of such employment shall be so affected or reduced because of the benefits bestowed by this Agreement. Notwithstanding the foregoing, if Executive qualifies for severance pay under Section 1 of this Agreement, such severance pay will be in lieu of, and not in addition to, any severance to other termination payments to which Executive may be entitled under any employment agreement with, or other plan or arrangement of, the Company.

5.	Withholding.

All amounts payable by the Company hereunder shall be subject to all federal, state, local and other withholdings and employment taxes as required by applicable law.

6.	Subsequent Employment with Competitor.

Executive’s right to receive benefits under this Agreement, including Executive’s right to exercise any Stock Awards that have accelerated under this Agreement, shall cease immediately upon Executive’s employment at any time within twelve (12) months following his employment by Company, by any other company that the Company reasonably determines to be a competitor of the Company and its Subsidiaries.

7.	No Solicitation of Employees.

Executive hereby agrees that for a period of one year following the termination of Executive’s employment by or contractual relationship with the Company, for whatever reason, Executive will not directly or indirectly solicit, induce or influence any person who is engaged as an employee or otherwise by the Company or its Subsidiaries to seek employment with any other business, nor will Executive provide any information regarding employees of the Company or its Subsidiaries for the purpose of directly or indirectly soliciting, inducing or influencing an employee of the Company or its Subsidiaries to seek employment with any other business, including without limitation name, e-mail address, telephone or fax numbers, job titles or compensation information, to any third party without the prior written consent of the Company. Executive acknowledges that such information is proprietary to the Company and that providing such information for any unauthorized purpose, including without limitation the direct or indirect solicitation of such employees for employment, is strictly prohibited, and Executive further acknowledges that violation of this provision would result in damage to the Company for which Executive may be held personally liable, and Executive agrees that should Executive violate this provision, the Company may obtain injunctive relief as well as actual, incidental, or punitive damages, if appropriate.

8.	Arbitration of Claims.

The following arbitration provisions shall apply to any claim brought by Executive or the Company after the date of this Agreement even if the facts upon which the claim is based arose prior to the execution of this Agreement.

(a) Claims Covered by this Agreement. To the maximum extent permitted by law, the Company and Executive mutually consent to the resolution by arbitration of all claims or causes of action that the Company may have against Executive or that Executive may have against the Company or against its officers, directors, employees, or agents in the capacity as such or otherwise (collectively “claims”). The claims covered by this Agreement include, but are not limited to, claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, sexual harassment, or any type of unlawful harassment, religion, national origin, age, marital status, medical condition, disability or sexual orientation); claims for wrongful termination in violation of public policy; and claims for violation of any federal, state, or other governmental law, statute, regulation or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1969, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment & Housing Act, the California Labor Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Fair Labor Standards Act or Employee Retirement Income Security Act.

(b) Claims Not Covered by the Agreement. Claims Executive may have for workers’ compensation, unemployment compensation benefits or wage and hour claims within the jurisdiction of the California Labor Commissioner are not covered by this Agreement. Notwithstanding the fact that Executive is not required to arbitrate such claims, he/she may, if he/she so chooses, submit wage and hour claims to binding arbitration pursuant to this Agreement. Also not covered are claims by either party for injunctive and/or other equitable relief, as to which the parties understand and agree that either party may seek and obtain relief from a court of competent jurisdiction.

(c) Required Notice of All Claims. The Company and Executive agree that the aggrieved party must give written notice of any claim to the other party. Written notice to the Company, or its officers, employees or agents shall be sent to the Company’s Chairman of the Board. Executive will be given notice at the last address recorded in his/her personnel file or such other address as Executive may provide to the Company from time to time following the date of this Agreement by a writing specifying that it is the address for notice under this Agreement. The written notice shall identify and describe the nature of all claims asserted and detail the facts upon which such claims are based. The notice shall be sent to the other party by certified or registered mail, return receipt requested.

(d) Arbitration Procedures. The Company and Executive agree that, except as provided in this Agreement, any arbitration shall be in accordance with and under the auspices and rules of the American Arbitration Association (hereinafter the “Arbitration Service”). The arbitration shall take place in Santa Clara County, California, unless the parties mutually agree to conduct the arbitration in a different location. The arbitrator shall be selected by the mutual agreement of the parties. If the parties cannot agree on a neutral arbitrator, Executive first, and then the Company, will alternately strike names from a list provided by the Arbitration Service until only one name remains. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitrator shall apply the applicable statute of limitations to any claim, taking into account compliance with subparagraph paragraph 8(c) of this Agreement. The arbitrator shall issue a written opinion and award, which shall be signed and dated. The arbitrator shall be permitted to award those remedies that are available under applicable law. The arbitrator’s decision regarding the claims shall be final and binding upon the parties. The arbitrator’s award shall be enforceable in any court having jurisdiction thereof.

(e) Acknowledgment of Jury Trail Waiver. Executive understands that, by this Agreement, he/she is waiving his right to have a claim adjudicated by a court or jury. Any party may be represented by an attorney or other representative selected by the party.

(f) Arbitration Fees and Costs; Attorneys’ Fees. Executive will be required to pay an arbitration fee to initiate the arbitration equal to what he/she would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. The arbitrator’s award in any arbitration brought pursuant to the provisions of this Agreement shall provide for the prevailing party to recover from the other party the prevailing party’s reasonable attorneys’ fees relating to such action.

(g) Requirements for Modification or Revocation. This agreement to arbitrate shall survive the termination of Executive’s employment with the Company. It can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this Agreement.

(h) Consideration. Executive understands that the provisions for severance pay as set forth herein and his continued employment with the Company are consideration for his/her acceptance of these arbitration provisions. In addition, the promises by the Company and by Executive to arbitrate claims, rather than litigate them before courts or other bodies, provide consideration for each other.

(i) Violation of this Agreement. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim required to be arbitrated under this Agreement or pursue any arbitral dispute by any method other than arbitration, the responding party shall recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

9.	Entire Agreement; Effect of Prior Agreements.

Executive’s job offer letter dated December 14, 2011 is attached hereto and incorporated by reference. This document and its attachments is the complete agreement of the parties on the subjects set forth herein, including severance pay and arbitration of disputes. This Agreement supersedes any prior or contemporaneous oral or written understanding on such subjects. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement. In the event of a conflict between any of the terms of this Agreement and any of the terms of (i) any of the agreements related to the Stock Awards, or (ii) that certain accepted original offer of employment between Executive and the Company dated May 2, 2008, the terms of this Agreement shall prevail. Without limiting the generality of the foregoing, the arbitration provisions of the arbitration policy accompanying the original offer of employment shall be superseded by the arbitration provisions set forth in this Agreement.

10.	Section 409A.

It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any reimbursement of expenses or in-kind benefits provided to Executive under this Agreement are subject to the provisions of Code Section 409A: (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within sixty (60) days after the expense is incurred, (b) any such reimbursements will be paid as soon as administratively practicable in accordance with the Company’s timing for expense reimbursement (but in all cases no later than December 31 of the year following the year in which the expense was incurred in order to maintain compliance with Section 409A), (c) the amount of expenses eligible for such expense reimbursement or the in-kind benefits provided during a taxable year of Executive shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, and (d) the right to reimbursement or to in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

Notwithstanding any provision to the contrary in this agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

11.	Section 280G.

If any payment or benefit to which Executive may be entitled to receive in connection with a Change of Control of the Company or other similar transaction (the “Payments”, which shall include, without limitation, the vesting of an option or other non-cash benefit or property) would (i) constitute a “parachute payment” within the meaning of Code Section 280G and, (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payments shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payments, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Executive. Determination of whether Payments would result in the application of the Excise Tax, and the amount of any reduction that is necessary so that the Payments equal the Reduced Amount shall be made, at Rovi’s expense, by the independent accounting or other professional services firm employed by Rovi prior to the date on which Executive’s right to any Payments are triggered (if requested at that time by Executive or Rovi) or such other time as reasonably requested by Executive or Rovi.

12.	Amendment.

This Agreement may not be amended without the prior written consent of both Executive and the Company.

13.	No Right to Continued Employment.

This Agreement does not constitute a contract of employment, does not change the status of the Executive’s employment and does not change the Company’s policies regarding termination of employment. Nothing in this Agreement shall be deemed to give Executive the right to be retained in the service of the Company or to deny the Company any right it may have to discharge or demote Executive at any time; provided, however, that any termination of employment of Executive, or any removal of Executive as an executive officer of the Company primarily in contemplation of a Change in Control shall not be effective to deny Executive the benefits of this Agreement, including without limitation Sections 1, 2 and 3 hereof. No provision of this Agreement shall in any way limit, restrict or prohibit Executive’s right to terminate employment with the Company or leave his/her position as a senior executive.

14.	Severability.

If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, that provision will be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, or, if it is not possible to so adjust such provision, this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, and all other provisions of the Agreement shall be valid and enforceable to the fullest extent possible.

15.	Successors.

(a) The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) This Agreement shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

16.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date set forth in the first paragraph hereof.

ROVI CORPORATION		EXECUTIVE

By	/s/ Andrew K. Ludwick	/s/ Thomas Carson
Andrew K. Ludwick, Chairman of the Board		Thomas Carson